SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 31, 2007

WORLD ACCEPTANCE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street
Greenville, South Carolina 29607
(Address of Principal Executive Offices)
(Zip Code)

(864) 298-9800
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 31 2007, the Company entered into a Third Amendment to the Amended and Restated Credit Agreement dated as of August 31, 2007, which amends the Company’s Amended and Restated Revolving Credit Agreement dated as of July 20, 2005. The parties to this agreement, which we refer to as the credit agreement, are Bank of Montreal, as successor Agent for the Banks (“Agent”), JPMorgan Chase Bank as Co-Agent, LaSalle Bank National Association, Capital One, National Association, Wells Fargo Financial Preferred Capital, Inc., and Carolina First Bank.

As amended, availability under the senior revolving credit facility is increased from $167.0 million to $187.0 million and the additional seasonal revolving credit commitment is increased from $15.0 million to $30.0 million.

As amended, The Company may borrow, at its option, at a rate of prime or LIBOR plus 1.80%. Prior to the amendment the Company could borrow, at its option at a rate of prime or LIBOR plus 1.85%.

The Third Amendment to the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report, is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The Company incorporates by reference the information in Item 1.01.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2007

World Acceptance Corporation

	By:	/s/ Kelly M. Malson
Kelly M. Malson, Vice President and
Chief Financial Officer

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1
Amendment to the Amended and Restated Credit Agreement, dated August 31, 2007, by and among World Acceptance Corporation, as borrower; and Bank of Montreal, as successor Agent for the Banks; JPMorgan Chase Bank as Co-Agent; LaSalle Bank National Association, Capital One, National Association, Wells Fargo Financial Preferred Capital, Inc., and Carolina First Bank, as the Banks.